FOR IMMEDIATE RELEASE
  DOGS INTERNATIONAL EXECUTES AGREEMENT TO ACQUIRE ITS FIRST "BED & BISCUIT
                                    INN"
Company Press Release
LAS VEGAS-- (BUSINESS WIRE)-April 9, 2003-Dogs International (OTC: BB-DOGN) today announced that on April 7th it entered into a Real Estate Acquisition Contract to purchase its first Bed & Biscuit InnT facility in Flagler Beach, Florida.

The closing of the Acquisition is subject to final appraisal and the satisfaction of other customary conditions for a transaction of this nature. The Acquisition is anticipated to close within the following 30 days. Following closing, DOGN will hold its annual meeting of stockholders in Las Vegas.

Rosemary Williams, owner of the facility, stated, "I am extremely excited about Dogs International's plan for continued acquisitions. We believe that this facility is truly a pet's home away from home and is a primary example of what an upscale pet care facility should be."

Situated on approximately 5 acres, the facility houses numerous indoor/outdoor pet suites, an onsite pet bakery and groomingdale's, which provides full service grooming to guests. In addition, the facility's free "Bark Park" is a huge attraction, providing local pet owners a safe and secure place to exercise and socialize with their pets. "I wanted a place where dogs could run, dig, play, romp and just act like dogs are supposed to act," stated Williams.

On March 14, 2003, DOGN purchased certain intellectual property from Ms. Williams, including the trademark Bed & Biscuit InnT, which enabled the Company to commence negotiations for the acquisition of this facility. Ms. Williams received 50,000 restricted shares of common stock in exchange for the intellectual property rights.

About DOGN

DOGN intends to focus its efforts on building/acquiring a chain of upscale pet care facilities under the name "Bed & Biscuit InnT". Bed & Biscuit Inns are to be designed to offer a wide range of services including, indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash "Bark Park" playgrounds and training facilities, and a bakery/cafe. In addition, DOGN plans to have groomingdale's, an onsite pet grooming facility, at each location.

DOGN intends to also provide travel related services to pet owners and the special needs of their beloved pets.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the successful closing of the Acquisition, anticipated timing of the closing, any benefits the Acquisition may have on the Company's operations, the ability for the Company to successfully integrate the facility into its business operations, the Company's ability to acquire or build any other facilities, the actual services that will be available at future facilities, the acceptance of the Company's business plan, the competitive environment within the pet care industry, the Company's ability to raise additional capital, the extent and cost-effectiveness with which the Company is able to develop or acquire facilities, and the market acceptance and successful technical and economic implementation of the Company's program.

Contact:

      Elite Capital Partners
      Dominic Alvarez
      949-798-6128